FOR IMMEDIATE RELEASE

For more information contact:
Richard L. Bergmark, 713-328-2101
Fax: 713-328-2151

CORE LABORATORIES; 2-FOR-1 STOCK SPLIT

AMSTERDAM (20 April, 2006) - Core Laboratories (NYSE: "CLB") today announced that its Board of Supervisory Directors has approved a 2-for-1 stock split of all of Core's outstanding common shares, payable on or about 7 July, 2006 to shareholders of record as of 30 June, 2006. The stock split will be effected by the issuance of one common share for each common share outstanding on the record date, pending shareholder approval. The Company will seek authorization for the stock split at its upcoming Annual Shareholder's Meeting scheduled for June 2006. After the stock split, Core will have approximately 55,000,000 diluted shares outstanding. Core believes this action will eventually lead to increased trading volume of CLB shares while increasing share liquidity. Currently, the Company trades an average of approximately 184,000 shares per day on the NYSE. Core previously split its common shares on a 2-for-1 basis in December 1997, which ultimately led to increased trading volume and liquidity of CLB shares.

Core Laboratories N.V. (www.corelab.com) is a leading provider of proprietary and patented reservoir description, production enhancement, and reservoir management services used to optimize petroleum reservoir performance. The Company has over 70 offices in more than 50 countries and is located in every major oil-producing province in the world.

The Company's outlook is subject to various important cautionary factors as more fully described in the Company's 2005 Form 10-K filed 23 February, 2006, and in other securities filings. This release includes forward-looking statements regarding the future revenues and profitability of the Company made in reliance upon the safe harbor provisions of Federal securities law. The Company's actual results may differ materially from those described in these forward-looking statements. Such statements are based on current expectations of the Company's performance and are subject to a variety of factors, some of which are not under the control of the Company. Because the information herein is based solely on data currently available, and because it is subject to change as a result of changes in conditions over which the Company has no control or influence, such forward-looking statements should not be viewed as assurance regarding the Company's future performance.

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